Exhibit 99.1

Nexity Financial Announces First Quarter Results

BIRMINGHAM, Ala.--(BUSINESS WIRE)--Nexity Financial Corporation (NASDAQ: NXTY) today reported first quarter net income of $679,470, or $0.08 per diluted share compared with $1.16 million, or $0.14 per diluted share for the fourth quarter of 2007. Net income for the first quarter was also lower than the $1.57 million, or $0.18 per diluted share for the same period in 2007. The decrease in earnings was primarily related to lower net interest income, a higher provision for loan losses, and increased noninterest expense. Noninterest income was up $1,935,730 or 130.1% from the fourth quarter of 2007 primarily due to significantly increased revenue from our investment division.

Noninterest income was up $2.80 million or 451.5% from the same quarter last year primarily due to outstanding growth in our investment division. The increases in noninterest expense were primarily related to incentive pay increases related to the strong growth in investment division revenues and the costs associated with expansion of the investment division and start-up of our wealth management business during 2007.

“Our expansion during 2007 in the investment division has produced very strong results since the third quarter of 2007. Our revenue from this division was $3.0 million during the first quarter which is more than the $2.25 million that we produced during the entire year in 2007.” said Greg Lee, Chairman and CEO of Nexity Financial Corporation. “The net interest margin continues to be a challenge in this declining rate environment but should see improvement as alternate funding strategies produce lower costs and we reprice maturing CDs. We now have 370 community bank customers in 21 states and are committed to providing them superior products and services.”

Return on average assets and return on average equity were 0.29% and 3.95%, respectively, for the first quarter of 2008 compared with 0.50% and 6.85% during the fourth quarter in 2007 and 0.75% and 9.62% for the first quarter of 2007.

Total assets grew to $996.5 million at March 31, 2008, up $115.5 million or 13.1% from the $881.0 million reported at March 31, 2007. Total loans were $654.9 million at March 31, 2008, up $69.9 million or 12.0% from the $585.0 million reported at March 31, 2007. Total deposits were $561.1 million at March 31, 2008, down $70.4 million or 11.1% from the $631.5 million reported at March 31, 2007. Deposits were lower at March 31, 2008 primarily due to a decrease of $87.6 million in escrow deposits from start-up banks since December 31, 2007. Once these banks opened, their funds were moved to our federal funds program. At March 31, 2008, we used $150.4 million in federal funds from this program compared with $50.0 million at March 31, 2007.

Net interest income, the major component of Nexity’s income statement was $5.2 million for the first quarter of 2008 down 9.4% from the fourth quarter of 2007 and down 14.5% from the same period in 2007. The decreases were due to a lower net interest margin in 2008. The net interest margin was 2.35% during the first quarter of 2008 compared with 2.54% in the fourth quarter of 2007 and 2.97% for the same period in 2007. The net interest margin was lower in 2008 primarily due to the declining interest rate environment and a lower level of noninterest bearing sources of funds. Nexity’s interest rate risk position is asset sensitive in the shorter time horizons, which means that it will reprice assets more quickly than liabilities when interest rates are changing. As interest rates have declined, loan rates have dropped more rapidly than deposit rates. When rates stabilize and we are able to reprice maturing deposits, the net interest margin should begin to improve.

Average interest-earning assets increased 8.1% from last year and are flat versus the fourth quarter of 2007. Average earning assets were higher than last year because of growth in loans outstanding. Average loans were up $50.5 million or 8.7% from last year. Average loans as a percentage of average earning assets improved from 69.9% during the first quarter of 2007 to 70.3% for the same period in 2008.

The provision for loan losses during the first quarter of 2008 was $900,000 versus $0 for the same period in 2007. The provision for loan losses was higher primarily because of an increased level of reserves for nonperforming loans. We had a net recovery for the first quarter of 2008 of $6,742 versus net charge-offs of $323,313 or 0.20% for the fourth quarter of 2007 and $53,917 or 0.04% for the same period in 2007.

Noninterest income for the first quarter of 2008 was $3,424,114, up $1.9 million or 130.1% from the $1,488,384 reported for the fourth quarter of 2007 and up $2.8 million or 451.5% from the $620,877 reported for the same period in 2007. Noninterest income was up significantly primarily because of an increase in income from the brokerage and investment services division. Income from this division reached an all-time high of $3.0 million during the first quarter of 2008, which was up 702.4% from the same quarter last year and 180.5% from the fourth quarter of 2007. This was the third quarter in a row that our quarter-to-quarter growth was nearly 100% or better. Income from bank-owned life insurance, service charges on deposit accounts and other fee income associated with our clearing and cash management business with correspondent banks were also up substantially during the first quarter of 2008.

Noninterest expense for the first quarter of 2008 was $6.93 million, which was up $1.3 million or 23.9% from the $5.59 million reported for the fourth quarter of 2007 and up $2.5 million or 57.0% from the $4.41 million reported for the same period in 2007. During the first quarter of 2008, we had $937,334 million in additional incentive pay earned in the investment division related to the significant increase in revenue versus the fourth quarter of 2007 and $1.1 million compared with the first quarter of 2007. Without these variable expenses, noninterest expense would have only increased 7.2% from the fourth quarter of 2008. Noninterest expense was higher in 2008 compared with 2007 due to increases related to expansion of the investment division and start-up costs related to the Wealth Management business and Nexity Capital Management.

The efficiency ratio was 80.17% for the first quarter of 2008, which was up from the 73.03% reported for the fourth quarter of 2007 and up from the 65.62% reported for the same period in 2007. While noninterest revenues have grown significantly over the last few quarters, lower net interest income and higher overhead expense have had an adverse effect on the efficiency ratio. We expect the efficiency ratio to improve during 2008 as the net interest margin begins to improve when rates stabilize and we control the growth of overhead expense.

Credit quality continues to be a challenge in the current credit environment. Nonperforming loans were $19.7 million or 3.01% of total loans at March 31, 2008 compared with $9.6 million or 1.49% of total loans at December 31, 2007, and $562,829 or 0.10% of total loans at March 31, 2007. Nonperforming assets were $23.1 million or 2.32% of total assets at March 31, 2008 compared with $13.0 million or 1.37% of total assets at December 31, 2007, and $5.2 million or 0.59% of total assets at March 31, 2007. Nonperforming loans and assets were up from the fourth quarter of 2008 primarily due to the addition of two real estate loans totaling $7.3 million located in the coastal area of South Carolina market. We believe we are well secured in each of these loans and anticipate any losses arising from the workout of these two credits to be at manageable levels. We also added a $2.9 million loan to an individual investor secured by stock in a bank holding company located in Atlanta, Georgia. We established a reserve for this loan in the fourth quarter of 2007 when the value of the collateral decreased substantially. We added to this reserve in the first quarter of 2008 as the value furthered deteriorated and believe that we are adequately reserved at this time.

Net charge-offs continue to be at a very favorable level. We had a net recovery during the first quarter of 2008 totaling $6,642 compared with net charge-offs of 0.04% of average loans for the same period in 2007. The allowance for loan losses was 1.36% of total loans at March 31, 2008 and 1.26% at March 31, 2007.

Nexity’s total risk-based capital, tier 1 risk-based capital, and leverage ratios at March 31, 2008 were 10.42%, 9.37%, and 8.51%, respectively, compared with 12.21%, 11.17%, and 9.28%, respectively, at March 31, 2007. On July 23, 2008, Nexity announced a stock repurchase program to acquire up to 800,000 shares, or approximately 9.9% of the total outstanding common shares. Nexity has repurchased 307,000 shares in this program since July 23, 2008. Nexity has repurchased a total of 957,000 shares or approximately 10.9% of total common shares outstanding since the beginning of last year under this program and similar programs.

Conference Call / Webcast Information

Nexity Financial Corporation will host a conference call on Friday, May 2, 2008 at 10:00 AM Eastern Daylight Time (EDT) to discuss the first quarter 2008 results. Additional material information, including forward-looking statements such as trends and projections, may be discussed during the presentation. To participate in the conference call or webcast, please follow the instructions listed below.

Webcast:	Live via the Internet and Windows Media Player
http://www.nexitybank.com/ then to the Investor Relations
section, to conference in via the web
Then click on "First Quarter 2008 Earnings Release
Conference Call." The Webcast access will be "listen
only".

Webcast URL:	http://www.talkpoint.com/viewer/starthere.asp?Pres=121251

Live via teleconference. To call in, dial:

1-800-860-2442 (U.S. and Canada)
+1-412-858-4600 (International)

About Nexity Financial Corporation

Nexity Financial Corporation is a $997 million commercial bank offering deposit products nationwide consisting of money markets, checking accounts and online access. Nexity generates the majority of its income through wholesale correspondent banking activities. Nexity is headquartered in Birmingham, Alabama. Customer Service Representatives can be reached at 1-877-738-6391. To learn more about Nexity Bank please visit www.nexitybank.com.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Nexity Financial Corporation notes that any statements in this press release and elsewhere that are not historical facts are “forward-looking statements.” The words “expect”, “anticipate”, “intend”, “consider”, “plan”, “believe”, “seek”, ”should”, “estimate” and similar expressions are intended to identify such forward-looking statements, but other statements may constitute forward-looking statements. The forward-looking statements involve risks and uncertainties that may cause Nexity’s actual results of operations to differ materially from expected results. For a discussion of such risks and uncertainties, see Nexity’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008, as well as its other filings with the U.S. Securities and Exchange Commission. Nexity assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

Nexity Financial Corporation
Financial Summary (Unaudited)

	Three Months Ended
	March 31		Percent
Income Statement Data	2008	2007	Change

Interest income	$13,943,194	$15,371,793	(9.3)%
Interest expense	8,727,996	9,271,346	(5.9)

Net interest income	5,215,198	6,100,447	(14.5)
Provision for loan losses	900,000	0	100.0

Net interest income after provision for loan losses	4,315,198	6,100,447	(29.3)
Net gains on sales of securities	124,880	0	100.0
Noninterest income	3,424,114	620,877	451.5
Noninterest expense	6,925,722	4,410,305	57.0

Income before income taxes	938,470	2,311,019	(59.4)
Applicable income tax expense	259,000	744,699	(65.2)
Net income	$679,470	$1,566,320	(56.6)%

Reconciliation of Non-GAAP measures to GAAP:
Net income	$679,470	$1,566,320	(56.6)%
Non-recurring income (after-tax) (1)	(82,421)	0	(100.0)
Operating income	$597,049	$1,566,320	(61.9)%

Net income per share - basic	$0.09	$0.19	(53.2)%
Net income per share - diluted	$0.08	$0.18	(52.0)

Operating income per share - basic	$0.08	$0.19	(58.9)
Operating income per share - diluted	$0.07	$0.18	(57.8)

Weighted average shares outstanding - basic	7,769,394	8,373,973	(7.2)
Weighted average shares outstanding - diluted	8,032,748	8,887,879	(9.6)

Performance Ratios
(Annualized a)
Return on average assets (a)	0.29%	0.75%	(60.7)%
Return on average stockholders' equity (a)	3.95	9.62	(58.9)
Net yield on average interest-earning assets (tax equivalent) (a)	2.35	2.97	(20.9)
Efficiency ratio	80.17	65.62	22.2

Selected Average Balances
(In thousands)
Total assets	$932,447	$852,515	9.4%
Interest-earning assets	900,086	832,921	8.1
Loans-net of unearned income	632,590	582,086	8.7
Investment securities	255,033	241,143	5.8
Deposits	634,758	639,763	(0.8)
Noninterest-bearing deposits	6,373	7,262	(12.2)
Interest-bearing deposits	628,385	632,501	(0.7)
Interest-bearing liabilities	845,501	768,656	10.0
Stockholders' equity	69,103	66,034	4.6

(1) Non-recurring income is gains on sales of investment securities.

Nexity Financial Corporation
Financial Summary (Unaudited)

Selected Financial Data
at Period-End
(In thousands)	March 31,		Percent
	2008	2007	Change

Total assets	$996,500	$881,015	13.1%
Interest-earning assets	957,667	855,279	12.0
Loans-net of unearned income	654,915	584,965	12.0
Allowance for loan losses	8,875	7,358	20.6
Investment securities	290,910	242,874	19.8
Deposits	561,135	631,543	(11.1)
Stockholders' equity	70,315	66,923	5.1

Average loans to average deposits	99.66%	90.98%	9.5%
Total loans to interest-earning assets	68.39	68.39	(0.0)
Average stockholders' equity to average assets	7.41	7.75	(4.3)
Tier 1 capital to average assets
(Leverage ratio)	8.51	9.28	(8.3)
Risk-based capital ratios:
Tier 1 capital	9.37	11.17	(16.1)
Total capital	10.42	12.21	(14.7)
Book value per common share	$9.05	$8.02	12.8
Tangible book value per common share	$8.93	$7.91	12.9
Total common shares outstanding	7,769,394	8,340,680	(6.8)

Credit Quality Data

Nonperforming assets	23,085,835	5,230,229	341.4%
Nonperforming loans	19,708,365	562,829	3401.7
Net charge-offs (recoveries)	(6,742)	53,917	(112.5)
Nonperforming assets to total assets	2.32%	0.59%	290.2
Annualized net charge-offs to average total loans (YTD)	0.00	0.04	(97.2)
Allowance for loan losses to total loans	1.36	1.26	7.7
Allowance for loan losses to nonperforming loans	45.03	1,307.30	(96.6)

NM - not meaningful

Nexity Financial Corporation
Financial Summary (Unaudited)

Consolidated Balance Sheets
(In thousands)	3/31/08	12/31/07	9/30/07	6/30/07	3/31/07

ASSETS
Cash and due from banks	$3,765	$9,841	$8,481	$7,404	$5,336
Interest-bearing deposits in other banks	5,484	10,121	2,946	13,429	2,575
Federal funds sold	3,562	8,487	24,089	11,778	24,865
Investment securities available-for-sale, at fair value	290,910	244,824	246,507	228,535	242,874
Trading securities, at fair value	2,796	0	198	989	0

Loans, net of unearned income	654,915	644,864	645,800	629,008	584,965
Allowance for loan losses	(8,875)	(7,969)	(7,977)	(7,775)	(7,358)
Net loans	646,040	636,895	637,823	621,233	577,607

Premises and equipment, net	11,735	3,382	3,297	3,311	3,337
Deferred tax asset	3,049	4,037	3,944	5,656	3,677
Intangible assets	911	911	911	911	911
Other real estate owned	3,377	3,377	3,551	4,910	4,667
Bank owned life insurance	17,513	17,337	17,156	16,973	6,833
Other assets	7,358	8,001	8,128	8,166	8,333
Total assets	$996,500	$947,213	$957,031	$923,295	$881,015

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Demand Deposits	$7,324	$4,813	$11,608	$8,607	$7,572
NOW and money market accounts	171,433	276,402	256,137	255,178	216,022
Time deposits $100,000 and over	141,860	158,712	159,708	148,039	139,480
Other time and savings deposits	240,518	269,230	284,058	281,270	268,469
Total deposits	561,135	709,157	711,511	693,094	631,543

Federal funds purchased and securities sold under agreements to repurchase	150,383	16,930	35,256	34,986	50,000
Short-term borrowings	30,000	10,000	0	0	0
Long-term borrowings	161,400	121,400	120,000	110,000	110,000
Subordinated debentures	12,372	12,372	12,372	12,372	12,372
Accrued expenses and other liabilities	10,894	10,822	10,703	10,399	10,177
Total liabilities	926,184	880,681	889,842	860,851	814,092

Stockholders' Equity:
Preferred stock	0	0	0	0	0
Common stock	87	87	87	87	87
Surplus	62,425	62,339	62,298	62,258	62,222
Retained earnings	15,436	14,757	13,584	12,149	11,005
Accumulated other comprehensive loss	2,180	(839)	(1,130)	(4,678)	(1,437)
Less: Treasury stock	(9,812)	(9,812)	(7,650)	(7,372)	(4,954)
Total stockholders' equity	70,316	66,532	67,189	62,444	66,923
Total liabilities and stockholders' equity	$996,500	$947,213	$957,031	$923,295	$881,015

Nexity Financial Corporation
Financial Summary (Unaudited)

Income Statement Data	3/31/08	12/31/07	9/30/07	6/30/07	3/31/07

Interest income	$13,943,194	$15,910,859	$16,742,788	$16,265,929	$15,371,793
Interest expense	8,727,996	10,153,904	10,533,553	9,934,285	9,271,346

Net interest income	5,215,198	5,756,955	6,209,235	6,331,644	6,100,447
Provision for loan losses	900,000	315,000	50,000	440,000	0

Net interest income after provision for loan losses	4,315,198	5,441,955	6,159,235	5,891,644	6,100,447
Net gains (losses) on sales of securities	124,880	292,051	0	0	0
Noninterest income	3,424,114	1,488,386	941,092	588,697	620,877
Noninterest expense	6,925,722	5,588,526	5,048,998	4,928,169	4,410,305

Income before income taxes	938,470	1,633,866	2,051,329	1,552,172	2,311,019
Applicable income tax expense	259,000	461,127	616,199	408,566	744,699
Net income	$679,470	$1,172,739	$1,435,130	$1,143,606	$1,566,320

Reconciliation of Non-GAAP measures to GAAP:
Net income	$679,470	$1,172,739	$1,435,130	$1,143,606	$1,566,320
Non-recurring (income) expense (after-tax) (1)	(82,421)	(9,361)	0	0	0
Operating income	$597,049	$1,163,378	$1,435,130	$1,143,606	$1,566,320

Net income per share - basic	$0.09	$0.15	$0.18	$0.14	$0.19
Net income per share - diluted	$0.08	$0.14	$0.17	$0.13	$0.18

Operating income per share - basic	$0.08	$0.15	$0.18	$0.14	$0.19
Operating income per share - diluted	$0.07	$0.14	$0.17	$0.13	$0.18

Weighted average shares outstanding - basic	7,769,394	8,014,473	8,115,669	8,307,779	8,373,973
Weighted average shares outstanding - diluted	8,032,748	8,357,538	8,513,723	8,799,494	8,887,879

Performance Ratios
(Annualized a)
Return on average assets (a)	0.29%	0.50%	0.61%	0.51%	0.75%
Return on average stockholders' equity (a)	3.95	6.85	8.84	6.91	9.62
Net yield on average interest-earning assets (tax equivalent) (a)	2.35	2.54	2.76	2.95	2.97
Efficiency ratio	80.17	73.03	70.61	71.21	65.62

(1) Non-recurring (income) expense is gains on sales of investment securities and legal settlement expense of $297,500 recorded as noninterest expense during the 4th quarter of 2007.

Nexity Financial Corporation
Financial Summary (Unaudited)

Summary of Capital and Capital Ratios	3/31/08	12/31/07	9/30/07	6/30/07	3/31/07

Regulatory Capital (In thousands)
Tier 1 Capital	$79,226	$78,460	$79,408	$78,200	$79,450
Tier 2 Capital	8,875	7,969	7,977	7,775	7,358
Total risk-based capital	88,101	86,429	87,385	85,975	86,808
Total risk-weighted assets	845,449	803,777	797,300	786,896	710,990

Capital Ratios
Total risk-based capital	10.42%	10.75%	10.96%	10.93%	12.21%
Tier 1 risk-based capital	9.37	9.76	9.96	9.94	11.17
Leverage ratio	8.51	8.37	8.50	8.72	9.28

Book value per common share	$9.05	$8.55	$8.31	$7.69	$8.02
Tangible book value per common share	$8.93	$8.43	$8.20	$7.58	$7.91
Total common shares outstanding	7,769,394	7,783,680	8,086,680	8,120,680	8,340,680

Credit Quality Data
Nonperforming assets	$23,085,835	$12,963,411	$6,786,310	$4,910,004	$5,230,229
Nonperforming loans	19,708,365	9,585,941	3,234,910	0	562,829
Net charge-offs (recoveries)	(6,742)	323,313	23,007	23,231	53,917

Nonperforming loans to total loans	3.01%	1.49%	0.50%	0.00%	0.10%
Nonperforming assets to total assets	2.32	1.37	0.71	0.53	0.59
Annualized net charge-offs to average total loans (QTD)	0.00	0.20	0.01	0.02	0.04
Allowance for loan losses to total loans	1.36	1.24	1.24	1.24	1.26
Allowance for loan losses to nonperforming loans	45.03	83.13	246.59	NM	1,307.30

NM - not meaningful

Nexity Financial Corporation
Financial Summary (Unaudited)

Comparative Average Balance Sheets
- Yields and Costs	Three Months Ended
	3/31/08			12/31/07			09/30/07
	Average	Revenue/	Yield/	Average	Revenue/	Yield/	Average	Revenue/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Interest-earning assets:
Loans (1)	$632,589,505	$10,486,183	6.67%	$636,141,637	$12,570,444	7.84%	$631,254,233	$13,441,971	8.45%
Investment securities (2)
Taxable	246,129,764	3,233,370	5.28	242,832,254	3,055,520	4.99	240,934,188	2,998,839	4.94
Non Taxable (3)	8,903,268	132,792	6.00	3,333,670	52,685	6.27	2,651,838	41,755	6.25
Interest-bearing balances due from banks	8,848,479	104,665	4.76	7,604,652	108,377	5.65	7,703,039	111,867	5.76
Trading securities	1,257,603	10,578	3.38	825,068	6,545	3.15	1,332,373	5,895	1.76
Federal funds sold and securities purchased under agreements to resell	2,357,511	20,756	3.54	10,278,715	135,200	5.22	11,680,810	156,658	5.32
Total interest-earning assets	900,086,130	13,988,344	6.25%	901,015,996	15,928,771	7.01%	895,556,481	16,756,985	7.42%

Noninterest-earning assets:
Cash and due from banks	3,477,210			6,134,184			9,052,949
Premises and equipment	3,489,835			3,322,698			3,280,370
Other, less allowance for loan losses	25,393,882			24,253,831			21,783,319
Total noninterest-earning assets	32,360,927			33,710,713			34,116,638

TOTAL ASSETS	$932,447,057			$934,726,709			$929,673,119

Interest-bearing liabilities:
Interest-bearing deposits:
Interest checking	$3,966,194	9,616	0.98%	$4,073,639	11,989	1.17%	$3,656,848	11,194	1.21%
Savings	270,535	834	1.24	259,588	808	1.24	279,810	872	1.24
Money market	220,454,537	1,589,015	2.90	259,789,203	2,638,547	4.03	259,856,523	3,028,658	4.62
Time deposits	403,694,010	5,070,106	5.05	441,116,821	5,831,097	5.24	434,692,025	5,813,465	5.31
Total interest-bearing deposits	628,385,276	6,669,571	4.27	705,239,251	8,482,441	4.77	698,485,206	8,854,189	5.03
Federal funds purchased and securities sold under agreements to repurchase	68,508,565	459,765	2.70	11,245,069	128,278	4.53	15,523,477	209,574	5.36
Short-term debt	439,561	2,744	2.51	108,696	978	3.57	0	0	0.00
Long-term debt	135,795,604	1,375,176	4.07	120,091,304	1,286,209	4.25	116,521,739	1,208,808	4.12
Subordinated debentures	12,372,000	220,739	7.18	12,372,000	255,998	8.21	12,372,000	260,982	8.37
Total interest-bearing liabilities	845,501,006	8,727,995	4.15%	849,056,320	10,153,904	4.74%	842,902,422	10,533,553	4.96%

Noninterest-bearing liabilities:
Demand deposits	6,373,042			6,249,349			10,786,506
Other liabilities	11,469,537			11,449,378			11,550,231
Total noninterest-bearing liabilities	17,842,579			17,698,727			22,336,737
Stockholders' equity	69,103,472			67,971,662			64,433,960

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$932,447,057			$934,726,709			$929,673,119

Net interest income		$5,260,349			$5,774,867			$6,223,431

Interest income/earning assets			6.25%			7.01%			7.42%
Interest expense/earning assets			3.90			4.47			4.67

Net interest income/earning assets			2.35%			2.54%			2.76%

(1) Average loan balances are stated net of unearned income and include nonaccrual loans.
(2) The weighted average yields on securities are calculated on the basis of the yield to maturity based on the book cost of each security.
(3) Non-taxable income has been adjusted to a tax-equivalent basis using a federal tax rate of approximately 34%

Nexity Financial Corporation
Financial Summary (Unaudited)

Comparative Average Balance Sheets
- Yields and Costs	Three Months Ended
	6/30/07			3/31/07
	Average	Revenue/	Yield/	Average	Revenue/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Interest-earning assets:
Loans (1)	$600,404,019	$12,958,613	8.66%	$582,085,635	$12,247,043	8.53%
Investment securities, taxable (2)
Taxable	241,272,975	3,015,548	5.01	241,143,443	2,968,329	4.99
Non Taxable (3)	0	0	0.00	0	0	0.00
Interest-bearing balances due from banks	8,177,955	132,678	6.51	4,364,636	82,506	7.67
Trading securities	1,110,207	32,927	11.90	0	0	0.00
Federal funds sold and securities purchased under agreements to resell	9,609,706	126,163	5.27	5,326,968	73,915	5.63
Total interest-earning assets	860,574,862	16,265,929	7.58%	832,920,682	15,371,793	7.48%

Noninterest-earning assets:
Cash and due from banks	7,216,686			4,994,972
Premises and equipment	3,344,524			1,939,128
Other, less allowance for loan losses	21,733,792			12,660,510
Total noninterest-earning assets	32,295,002			19,594,610

TOTAL ASSETS	$892,869,864			$852,515,292

Interest-bearing liabilities:
Interest-bearing deposits:
Interest checking	$3,648,428	11,028	1.21%	$3,465,673	10,352	1.21%
Savings	320,070	952	1.19	313,474	952	1.23
Money market	234,125,073	2,686,820	4.60	218,937,543	2,450,202	4.54
Time deposits	418,271,659	5,508,570	5.28	409,784,371	5,288,694	5.23
Total interest-bearing deposits	656,365,230	8,207,370	5.02	632,501,061	7,750,200	4.97
Federal funds purchased and securities sold under agreements to repurchase	28,429,229	365,067	5.15	13,783,056	177,756	5.23
Short-term debt	0	0	0.00	0	0	0.00
Long-term debt	110,000,000	1,103,783	4.02	110,000,000	1,090,516	4.02
Subordinated debentures	12,372,000	258,065	8.37	12,372,000	252,874	8.29
Total interest-bearing liabilities	807,166,459	9,934,285	4.94%	768,656,117	9,271,346	4.89%

Noninterest-bearing liabilities:
Demand deposits	8,311,537			7,261,923
Other liabilities	10,996,625			10,562,862
Total noninterest-bearing liabilities	19,308,162			17,824,785
Stockholders' equity	66,395,243			66,034,390

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$892,869,864			$852,515,292

Net interest income		$6,331,644			$6,100,447

Interest income/earning assets			7.58%			7.48%
Interest expense/earning assets			4.63			4.51

Net interest income/earning assets			2.95%			2.97%

(1) Average loan balances are stated net of unearned income and include nonaccrual loans.
(2) The weighted average yields on securities are calculated on the basis of the yield to maturity based on the book value of each security.

CONTACT:
Nexity Financial Corporation
John J. Moran, EVP & CFO, 843-213-0999